UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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NeuStar, Inc.
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2012 Annual Meeting of Stockholders to be Held on June 20, 2012

The following Questions and Answers were prepared by NeuStar, Inc. (the “Company” or “Neustar”) for proxy solicitation.

As we approach Neustar’s Annual Meeting of Stockholders, we ask for your support of the Board’s recommendation for each of the proposals in the 2012 Proxy Statement. In particular, we draw your attention to Proposal 4, the approval of the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan (the “Amended Plan”). We were disappointed to learn that Glass Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services (“ISS”), two proxy advisory services, have recommended that stockholders vote against Proposal 4. We strongly disagree with Glass Lewis and ISS and encourage you to vote FOR the Amended Plan.

As you evaluate Proposal 4, we believe that, in addition to the information disclosed in our 2012 Proxy Statement, you should consider the important information provided below.

1.	Why is Neustar asking for an additional 3.0 million shares?

In 2011, we changed our strategic vision and expanded our business from one that provides authoritative directory and policy management services to one that also provides real-time information and analytics services. We are in the early stages of implementing this new business strategy, which requires all levels of our organization to be involved. This process is incredibly challenging, and to implement it successfully, our executive management and employees must embrace both this new strategic direction and an innovation-based, entrepreneurial culture. We will also need to attract and retain the talent necessary to develop additional services and solutions, stretch into new markets, and develop new capabilities and skills. Since our employees are critical to the successful execution of our new long-term strategy, we granted a special equity award to over 1,200 employees, reaching across all organizational levels of the Company. This is the only such grant to employees since we went public in June 2005.

These special grants are multi-year, time-based restricted stock units (“RSUs”) and multi-year, performance-based restricted stock units (“PVRSUs”) that are designed to reward performance that meets or exceeds the goals our Compensation Committee has established (or will establish with respect to future years) to create stockholder value. We issued a total of 0.6 million RSUs and a total of 2.1 million PVRSUs in the most recent annual grant in the first quarter of 2012. Under the NeuStar, Inc. 2009 Stock Incentive Plan (the “Plan”), a fungible pool ratio of 1.5 is applied to all full-value awards (e.g., RSUs and PVRSUs). To ensure that the Company adequately reduced the pool of shares available for future grants under the Plan following the RSU and PVRSU grants in the first quarter of 2012, we conservatively applied an additional ratio of 1.5 to the PVRSU awards to reflect the maximum payout of the PVRSUs upon the maximum achievement of the performance targets. As a result of this conservative approach, the pool of shares available for future grants under the Plan was reduced by 5.7 million shares.

Our decision to provide the special multi-year equity grants to our employees in the first quarter of 2012 resulted in relatively few shares being available for any future equity awards. Due to the multi-year nature of the 2012 grants, the 5.7 million share reduction is not representative of expected future awards, which we anticipate being smaller in the aggregate. Nevertheless, in order to have available a sufficient pool of available shares in the future and to maintain our historic mix of cash- and equity-based compensation for our employees, including our executive officers, we are requesting to add an additional 3.0 million shares to the Plan to ensure the continuity of our compensation programs. Moreover, the proposed increase in the share pool under the Amended Plan permits Neustar to continue to align the interests of its employees, including its executive management, with the interests of its stockholders. Your vote FOR Proposal 4, the approval of the Amended Plan, will keep this important equity compensation plan available to Neustar to attract, retain and motivate our employees.

2.	Why does Neustar disagree with ISS’s and Glass Lewis’s recommendations for Proposal 4?

ISS based its voting recommendation on its stockholder value transfer (“SVT”) analysis, which measures the amount of stockholder equity that may be transferred from the Company to our employees under our stock incentive plan. Glass Lewis based its voting recommendation on its belief that the existing pool of shares as of December 31, 2011 is enough to meet the Company’s historical burn rate, and it prefers that companies seek approval of new plans when their existing plans are inadequate to meet near-term needs. We disagree with their recommendations for the following reasons:

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As a matter of consistent corporate governance, our Compensation Committee annually considers and determines compensation decisions in the first quarter of every calendar year. In order to make these decisions, the Compensation Committee begins to evaluate and structure the Company’s compensation programs in the fourth quarter of the preceding calendar year. The Compensation Committee intended to adopt a 2012 compensation program that would encourage employees to embrace the Company’s new strategy and innovation-based, entrepreneurial culture. In the fourth quarter of 2011, when the Compensation Committee began to consider the employee equity grant, ISS’s recommended SVT allowable cap for the Company was equal to 14%. Working with Towers Watson in applying the ISS Compass model, the Compensation Committee determined that, based (a) upon the projected amount of shares outstanding as of March 31, 2012 and (b) the number of shares available for grant under the Plan following the grant of equity awards in the first quarter of 2012, Neustar’s SVT calculation would have met ISS’s 14% allowable cap for the Company. In addition, our burn rate was within range, and the dilutive impact of the equity awards was lower than ISS’s recommended dilution. However, on March 1, 2012, after our Compensation Committee had already approved the equity grant, ISS changed its SVT allowable cap for the Company to 12%. We do not know exactly why ISS dramatically reduced its recommendation for the Company’s SVT allowable cap.

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Glass Lewis’s conclusion is based on the existing pool of approximately 7.2 million shares available at December 31, 2011. However, as discussed above, due to the special grant to our employees in the first quarter of 2012, the pool of shares available for future grants under the Plan was reduced by 5.7 million shares, leaving relatively few shares available for future grants. In order to (a) provide a sufficient pool of available shares in the future, (b) maintain our historic mix of cash- and equity-based compensation for our employees, including our executive officers, and (c) ensure the continuity of our compensation programs, we believe it is necessary to request an additional 3.0 million shares be added to the Plan.

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We believe that equity awards more closely align employees’ interests with those of our stockholders than do cash awards, by better incentivizing employees to meet or exceed financial and operating performance goals. Both Glass Lewis and ISS recommended voting ‘for’ the say-on-pay proposal in our 2012 Proxy Statement, as well as the say-on-pay proposal for our 2011 Annual Meeting, which decisions take into consideration the extent to which the Company links pay for our named executive officers with performance. The special grant was specifically designed to link our employees’ pay with the Company’s performance, thus more closely aligning our employees’ interests with those of our stockholders.

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Glass Lewis’s report concluded that we have granted higher equity-based compensation to our employees on a per-employee basis than our peers. The Compensation Committee worked with Towers Watson to assess the equity compensation programs of the companies with which we compete for employees. The multi-year grants were specifically targeted to market levels for each eligible employee position on an annualized basis. We believe that, on a pro-rata basis, our decision to grant multi-year, time-based RSUs and multi-year PVRSUs to our employees is consistent with the actions of our peers. In addition, to accomplish our goal of becoming the world’s leader in real-time information and analytics services based on addressing and to encourage our employees to embrace an innovation-based, entrepreneurial culture, we believe our grants, despite their costs, are necessary to achieve our goals and are consistent with Glass Lewis’s findings that the Company has aligned adequately pay with Company performance.

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The Company has experienced strong financial performance and achieved our 2011 goals, including: (a) expanded the industries and customers we serve through two acquisitions; (b) rationalized our capital structure through debt financing and stock repurchases; and (c) created a flatter and more rational organizational structure. These accomplishments are reflected in the Company’s stock price and one-year total stockholder return. From January 1, 2011 to December 31, 2011, Neustar’s stock price appreciated by approximately 31.2%, while the stock price of the publicly-traded peer group disclosed in Neustar’s 2012 Proxy Statement declined by an average of approximately 8.9%. In addition to accomplishing our own goals, under Glass Lewis’ calculations, Neustar’s one-year total stockholder return (“TSR”) of 31.2% places it in the 89th percentile as compared to the Glass Lewis determined peer group. Also, ISS points out that Neustar has recently had an excellent TSR in comparison to its peers as indicated in the following analysis contained in its report:

	1-year	3-year	5-year
Neustar TSR (%)	31.17	21.33	1.04
GICS 4510 TSR (%)	-1.45	25.74	0.69
Russell 3000 TSR (%)	1.03	14.88	-0.01

•

We passed all other Glass Lewis override tests, including: the (a) projected and expensed annual cost of the Plan compared to the Company’s financial performance; and (b) projected and expensed annual cost of the Plan compared to the Company’s enterprise value.

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We passed all other ISS override tests, including: (a) the total potential dilution (other than the Global Industry Classification Standard (“GICS”) code average); (b) the three-year average burn rate; (c) grants to the CEO; and (d) grants to named executive officers.

•

ISS’s calculation of the Company’s SVT does not reflect the positive impact of the increase in our stock price or our stock repurchases. While beneficial for stockholders, an ancillary effect of the reduction in our outstanding shares is to cause the value of the shares available for grant under our Plan to constitute a greater percentage of the value of our shares outstanding under ISS’s SVT test. When voting on Proposal 4, we suggest that you consider the following:

o	From January 2010 through March 31, 2012, we have returned in excess of $388.5 million to our stockholders through share repurchases.

o	Through our share repurchase programs, from February 2008 through March 31, 2012, we have reduced the number of shares outstanding by over 20%.

3.	What will happen if the Amended Plan is not approved by Neustar stockholders?

We believe the Amended Plan will permit Neustar to continue to align the interests of its employees, including its executive management, with the interests of its stockholders. The Amended Plan will allow us to continue to retain and attract the talent needed to support our strategic growth plan. Our inability to grant equity awards to our employees will make it increasingly difficult for us to attract and retain the talent necessary to execute our strategy of becoming the world’s leader in real-time information and analytics services derived from our addressing, routing and policy management core.

4.	What are your 1-year and 3-year average burn rates (shares granted under the Plan during the year divided by the weighted average common shares outstanding)?

Our fiscal 2011 burn rate was 5.17%, or 3.86%, net of forfeitures and our 3-year average annual burn rate for fiscal 2009 through fiscal 2011 was 4.47%, or 3.36% net of forfeitures, well below the ISS burn rate threshold of 7.76% based on our GICS code. We believe that we have managed the burn rate appropriately in the past, and we will continue to do so in the future. Burn rate is just one of several factors that we consider when determining equity award grants.

5.	How will the 3.0 million new shares plus the existing shares under the Plan impact voting power dilution?

Although there are many variables that will affect the impact on voting power dilution, ISS concluded that the total potential dilution following the addition of 3.0 million new shares is below the GICS median and the GICS 75th percentile. As of March 31, 2012, the dilution impact of 3.0 million new shares added to the outstanding shares available for grant plus the outstanding equity awards will be 4.5% on a basic basis and 3.7% on a fully-diluted basis. We understand that maintaining reasonable dilution levels is important to our stockholders, and it is to us as well. In fact, one of the goals of our established stock repurchase program is to help offset dilution. We continually monitor our voting power dilution levels, and dilution is a consideration when determining our annual equity award amounts.

6.	What is your overhang (shares already granted under the Plan but not yet vested or been exercised)?

As of March 31, 2012, we had approximately 8.2 million shares outstanding under the Plan and prior plans (including approximately 4.6 million outstanding options and approximately 3.6 million outstanding unvested restricted stock awards, time-based restricted stock units and performance vested restricted stock units).

We at Neustar remain committed to delivering value for our stockholders. To that end, we believe that Glass Lewis’s and ISS’s recommendations with respect to the vote on our proposed amendment to our 2009 Stock Incentive Plan are inappropriate. We continue to recommend a vote FOR Proposal 4 — approval of the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan.

If you would like to discuss the proposed amendment to the 2009 Stock Incentive Plan, please feel free to contact Investor Relations at 571-434-5400.

Certain statements in this proxy material, other than purely historical information, including estimates, projections, statements relating to future equity issuances, our business plans and objectives, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by words such as “believe,” “expect,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our most recent Form 10-K and subsequent periodic reports. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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